Exhibit 99.1

Media Contact:

Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar Chief Operating Officer Tao Huang to Leave the Company

CHICAGO, Jan. 10, 2011—Morningstar, Inc., (NASDAQ: MORN), a leading provider of independent investment research, today announced that Tao Huang, 48, chief operating officer, is leaving the company at the end of the month, but will serve as a management advisor to the firm. In addition to serving as COO, Huang is responsible for information technology, corporate sales, and Logical Information Machines (LIM), which Morningstar acquired in 2009.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “Tao is a key member of our leadership team and I’m very sorry to see him leave. He led the development of many of our major software offerings and played a lead role in growing our international business and making acquisitions. He’s an extremely talented person and a good friend. I’m sure he will be successful in whatever he chooses to pursue. On behalf of everyone at Morningstar, I sincerely thank Tao for his many contributions to our success over the past 20 years.”

Huang said, “It has been my great pleasure to have been with Morningstar from its beginnings as a fledgling company. Working with Joe Mansueto and a small team of committed employees, we have built a world-class organization. With these superbly talented people, many of whom will be lifelong friends, we’ve tackled exciting business challenges and had the shared pleasure of seeing Morningstar grow into an international brand that symbolizes quality information and transparency for investors.”

He added, “While there could never be a good time to leave such a great company, now is the right time for me.  I have felt an urge to try other challenges in my business life not related to this industry, and the team is now in place that can make my departure seamless to the organization. I have made so many good friends, and learned so much as we’ve grown this company. I know the lessons learned here will serve me in good stead in the next ventures I undertake.”

Huang has been the company’s chief operating officer since 2000. He joined Morningstar in 1990 as a software developer and from 1996 to 1998 served as chief technology officer. From 1998 to 2000, he served as senior vice president of business development and head of international operations.

Morningstar does not plan to name a new chief operating officer. Information technology will report to Mansueto; corporate sales will report to Scott Cooley, chief financial officer; and LIM will become part of Morningstar’s data division, led by Elizabeth Kirscher.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 370,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 26 countries.

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